Exhibit 99.1

Tecnoglass Reports Record Second Quarter 2021 Results

- Single-Family Residential Revenues Increased 159% Year-Over-Year, Representing 37% of U.S. Revenues -

- Commercial Revenues Expanded 22% Year-Over-Year Driven by Continued End Market Recovery -

- Total Revenues Up 49% Year-Over-Year to a Record $121.7 Million -

- Record Second Quarter Gross Margin of 40.0%, Up 120 Basis Points Year-Over-Year -

- Net Profit of $19.2 Million; Adjusted Net Income1 of $19.7 Million, or $0.41 Per Diluted Share

- Adjusted EBITDA1 Up 52.7% Year-Over-Year to a Record $35.6 Million, or 29.3% of Total Revenues -

- Record Cash Flow From Operations of $31.8 Million -

- Backlog Expands to a Record $559 Million, Despite Single Family Residential Activity Largely Underrepresented in Backlog -

- Increases Full Year 2021 Growth Outlook to Adjusted EBITDA1 of $125 Million to $135 Million on Total Revenues of $450 Million to $465 Million -

BARRANQUILLA, Colombia – August 6, 2021 – Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products serving the global residential and commercial end markets, today reported financial results for the second quarter ended June 30, 2021.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “I am thrilled to announce our most profitable quarter on record, building on our team’s outstanding performance which again drove record results in nearly all financial metrics. During the quarter, we were able to drive substantial operating leverage while expanding our mix of single-family residential sales in the U.S., resulting in another quarter of record revenues, margin expansion, and our 5th straight quarter of significant cash flow generation. Our strategically located, vertically integrated and low cost operations have provided us with sustainable competitive advantages that truly differentiate Tecnoglass in the tight supply environment that our industry is experiencing. We are winning new business and strengthening our existing customer relationships because we are able to supply superior quality products with short lead times at an attractive value, which is undoubtedly advancing our reputation as a global leader in both architectural glass innovation and service. Moving forward, we will continue to execute our proven strategy to capture elevated demand in the U.S., while approaching capital allocation with a returns oriented mindset. Our strong balance sheet, very low leverage profile and ample capital resources squarely position us to do so as we plan to further invest in operational enhancements. The future remains extremely bright for Tecnoglass and we are firmly situated to deliver another year of record results in 2021.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “Our ability to timely deliver best-in-class products led to outsized revenue growth and market share gains in the U.S. during the second quarter. Revenues in single-family residential increased by almost 160% year-over-year and nearly doubled compared to the second quarter of 2019. This accomplishment is a testament to the market leading platform we have created and we could not be more pleased with our progress since we entered the single-family residential business four years ago. This attractive category now represents 34% of our total revenues compared to 19% in the prior year period. Additionally, we ended the second quarter with a record backlog across our growing footprint as large scale commercial projects continue to resume construction activity. Looking to the remainder of 2021, we are pleased with our positioning and continue to expect strength in residential demand to drive the majority of our growth.”

Second Quarter 2021 Results

Total revenues for the second quarter of 2021 increased 48.5% to $121.7 million, compared to $81.9 million in the prior year quarter. U.S. revenues of $109.9 million, which represented 90% of total revenues, grew 38.8% compared to $79.1 million in the prior year quarter, driven by strong growth in single family residential activity, a continued recovery in commercial construction activity, and market share gains. Colombia revenue, a majority of which is represented by long-term contracts priced in Colombian Pesos but indexed to the U.S. Dollar, grew to $8.2 million, compared to $1.8 million in the prior year quarter. Changes in foreign currency exchange rates had a negligible impact on Colombia and total revenues in the quarter.

Gross profit for the second quarter of 2021 grew 52.9% to $48.6 million, representing a 40.0% gross margin, compared to gross profit of $31.8 million, representing a 38.8% gross margin in the prior year quarter. The 120 basis point improvement in gross margin mainly reflected greater operating efficiencies and a higher mix of revenue from manufacturing versus installation activity as Tecnoglass increased its mix of single family residential products. Selling, general and administrative expense (“SG&A”) was $20.2 million compared to $16.6 million in the prior year quarter, primarily attributable to higher variable expenses related to ground and marine transportation. As a percent of total revenues, SG&A improved to 16.6% compared to 20.2% in the prior year quarter, primarily due to higher sales and better operating leverage on personnel, professional fees and other fixed expenses.

Net income was $19.2 million, or $0.40 per diluted share, in the second quarter of 2021 compared to net income of $16.2 million, or $0.35 per diluted share, in the prior year quarter, including an after-tax non-cash foreign exchange transaction gain of $0.2 million in the second quarter of 2021 and a $13.3 million gain in the second quarter of 2020. As previously disclosed, these non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $19.7 million, or $0.41 per diluted share, in the second quarter of 2021 compared to adjusted net income of $9.4 million, or $0.20 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, increased 52.7% to $35.6 million, or 29.3% of total revenues in the second quarter of 2021, compared to $23.3 million, or 28.4% of total revenues, in the prior year quarter. The improvement was driven by higher sales, a stronger gross margin and operating leverage on SG&A. Adjusted EBITDA1 in the second quarter 2021 included $0.5 million in contribution from the Company’s joint venture with Saint-Gobain, compared to $0.9 million in the prior year quarter.

Dividend

The Company declared a quarterly cash dividend of $0.0275 per share for the second quarter of 2021, which was paid on July 30, 2021 to shareholders of record as of the close of business on June 30, 2021.

Balance Sheet & Liquidity

The Company ended the second quarter of 2021 with total liquidity of approximately $167 million, including cash and cash equivalents of $100.3 million and availability under its committed revolving credit facilities of $66.9 million. Cash provided by operating activities of $31.8 million improved by $7.6 million compared to the prior year quarter, attributable to higher profitability as well as more efficient inventory and working capital management. Given the Company’s continued growth in adjusted EBITDA1 and strong cash generation, debt leverage continues to trend lower and now stands at 1.1 times LTM net debt to adjusted EBITDA1, compared to 2.2 times in the prior year quarter.

Full Year 2021 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We are increasing our full year 2021 outlook for total revenues and adjusted EBITDA1 growth to reflect our continued outperformance in the first half of 2021, including strong demand into July and August and further share gains. We now expect full year 2021 total revenues to grow to a range of $450 million to $465 million. We now anticipate full year adjusted EBITDA1 to increase to a range of $125 million to $135 million, implying year-over-year growth of approximately 33% at the midpoint. We continue to believe our ability to efficiently manage costs while providing exceptional delivery lead times should collectively allow us to achieve above market growth and record results for the full year 2021.”

Webcast and Conference Call

Management will host a webcast and conference call on Friday, August 6, 2021 at 9:00 a.m. eastern time (8:00 a.m. Bogota, Colombia time) to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. Due to potential extended wait times to access the conference call via dial-in, the Company encourages use of the webcast. For those unable to access the webcast, the conference call will be accessible by dialing 1-877-705-6003 (domestic) or 1-201-493-6725 (international). Upon dialing in, please request to join the Tecnoglass Second Quarter 2021 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing (844) 512-2921 (Domestic) or (412) 317-6671 (International) and entering pass code: 13721832.

About Tecnoglass

Tecnoglass Inc. is a leading producer of architectural glass, windows, and associated aluminum products serving the multi-family, single-family and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 2.7 million square foot, vertically-integrated and state-of-the-art manufacturing complex provides efficient access to over 1,000 global customers, with the U.S. accounting for more than 90% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$100,295	$66,899
Investments	2,078	2,387
Trade accounts receivable, net	91,233	88,368
Due from related parties	8,543	8,574
Inventories	74,717	80,742
Contract assets – current portion	24,068	26,288
Other current assets	16,946	13,545
Total current assets	$317,880	$286,803
Long-term assets:
Property, plant and equipment, net	$149,566	$152,266
Deferred income taxes	1,252	268
Contract assets – non-current	10,785	10,228
Due from related parties - long term	-	484
Long-term trade accounts receivable	4,361	2,985
Intangible assets	4,320	5,112
Goodwill	23,561	23,561
Long-term investments	49,414	47,535
Other long-term assets	4,537	2,783
Total long-term assets	247,796	245,222
Total assets	$565,676	$532,025
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$13,376	$1,764
Trade accounts payable and accrued expenses	56,303	42,178
Accrued interest expense	4	7,175
Due to related parties	4,502	4,750
Dividends payable	1,353	1,352
Contract liability – current portion	36,670	24,694
Other current liabilities	11,806	9,630
Total current liabilities	$124,014	$91,543
Long-term liabilities:
Deferred income taxes	$278	$3,170
Long-term liabilities from related parties	656	645
Contract liability – non-current	884	977
Long-term debt	218,949	222,722
Total long-term liabilities	220,767	227,514
Total liabilities	$344,781	$319,057
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 47,674,773 and 47,674,773 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	5	5
Legal Reserves	2,273	2,273
Additional paid-in capital	219,290	219,290
Retained earnings	59,104	34,326
Accumulated other comprehensive (loss)	(60,490)	(43,512)
Shareholders’ equity attributable to controlling interest	220,182	212,382
Shareholders’ equity attributable to non-controlling interest	713	586
Total shareholders’ equity	220,895	212,968
Total liabilities and shareholders’ equity	$565,676	$532,025

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating revenues:
External customers	$120,136	$81,590	$230,395	$167,696
Related parties	1,578	352	2,199	1,544
Total operating revenues	121,714	81,942	232,594	169,240
Cost of sales	-73,087	-50,146	-138,824	-107,017
Gross profit	48,627	31,796	93,770	62,223
Operating expenses:
Selling expense	(12,030)	(8,961)	(23,111)	(18,629)
General and administrative expense	(8,200)	(7,610)	(16,869)	(15,220)
Total operating expenses	(20,230)	(16,571)	(39,980)	(33,849)
Operating income	28,397	15,225	53,790	28,374
Non-operating income (expenses), net	(240)	7	(81)	(94)
Equity method income	788	(166)	1,879	94
Foreign currency transactions gains (loss)	190	13,309	145	(19,157)
Loss on extinguishment of debt	169	-	(10,978)	-
Interest expense and deferred cost of financing	(2,442)	(5,446)	(5,964)	(11,089)
Income (loss) before taxes	26,862	22,929	38,791	(1,872)
Income tax (provision) benefit	(7,587)	(6,875)	(11,264)	(742)
Net income (loss)	$19,275	$16,054	$27,527	$(2,614)
Income attributable to non-controlling interest	(41)	143	(127)	45
Income (Loss) attributable to parent	$19,234	$16,197	$27,400	$(2,569)
Comprehensive income:
Net income (loss)	$19,275	$16,054	$27,527	$(2,614)
Foreign currency translation adjustments	(1,184)	4,367	(16,819)	(14,921)
Change in fair value derivative contracts	-	2,618	(159)	(1,447)
Total comprehensive income	$18,090	$23,039	$10,548	$(18,982)
Comprehensive income attributable to non-controlling interest	(41)	143	(127)	45
Total comprehensive income (loss) attributable to parent	$18,049	$23,182	$10,421	$(18,937)
Basic income (loss) per share	$0.40	$0.35	$0.58	$(0.06)
Diluted income (loss) per share	$0.40	$0.35	$0.58	$(0.06)
Basic weighted average common shares outstanding	47,674,773	46,117,631	47,674,773	46,117,631
Diluted weighted average common shares outstanding	47,674,773	46,117,631	47,674,773	46,117,631

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$27,527	$(2,614)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Allowance for bad debts	748	691
Depreciation and amortization	10,507	10,206
Deferred income taxes	424	(6,478)
Equity method income	(1,879)	(94)
Deferred cost of financing	623	861
Other non-cash adjustments	(19)	42
Loss on Debt Extinguishment	2,333	-
Unrealized currency translation losses	2,555	23,585
Changes in operating assets and liabilities:
Trade accounts receivables	(6,743)	13,785
Inventories	(1,385)	(8,252)
Prepaid expenses	(2,024)	(1,017)
Other assets	(7,169)	1,363
Trade accounts payable and accrued expenses	24,556	(10,358)
Accrued interest expense	(7,171)	(84)
Taxes payable	3,396	(5,911)
Labor liabilities	(148)	(982)
Contract assets and liabilities	14,677	11,246
Related parties	(23)	(1,200)
CASH PROVIDED BY OPERATING ACTIVITIES	$60,785	$24,789

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of investments	166	364
Purchase of investments	(49)	(167)
Acquisition of property and equipment	(18,323)	(7,395)
CASH USED IN INVESTING ACTIVITIES	$(18,206)	$(7,198)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(2,621)	(1,265)
Loss on Debt Extinguishment - Call Premium	(8,610)	-
Deferred financing transaction costs	(88)	-
Proceeds from debt	221,146	17,796
Repayments of debt	(216,676)	(14,698)
CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	$(6,849)	$1,833

Effect of exchange rate changes on cash and cash equivalents	$(2,334)	$(3,862)

NET (DECREASE) INCREASE IN CASH	33,396	15,562
CASH - Beginning of period	66,899	47,862
CASH - End of period	$100,295	$63,424

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$12,286	$9,513
Income Tax	$9,471	$7,014

NON-CASH INVESTING AND FINANCING ACTIVITES:
Assets acquired under credit or debt	$937	$907

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2021	2020	% Change	2021	2020	% Change
Revenues by Region
United States	109,879	79,148	38.8%	210,686	157,946	33.4%
Colombia	8,166	1,820	348.7%	15,831	8,292	90.9%
Other Countries	3,669	974	276.6%	6,077	3,002	102.4%
Total Revenues by Region	121,714	81,942	48.5%	232,594	169,240	37.4%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	June 30,
	2021	2020	% Change

Total Revenues with Foreign Currency Held Neutral	$121,385	$81,942	48.1%
Impact of changes in foreign currency	329	-	0.4%
Total Revenues, as Reported	$121,714	$81,942	48.5%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data)

(Unaudited)

Adjusted EBITDA and adjusted net (loss) income are not measures of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2021	2020	2021	2020

Net (loss) income	19,275	16,054	27,527	(2,614)
Less: Income (loss) attributable to non-controlling interest	(41)	143	(127)	45
(Loss) Income attributable to parent	19,234	16,197	27,400	(2,569)
Foreign currency transactions losses (gains)	(190)	(13,309)	(145)	19,157
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	975	1,418	2,256	2,753
Extinguishment of debt - Call Option Premium	-	-	8,610	-
Extinguishment of debt - Deferred Costs	(169)	-	2,368	-
Joint Venture VA (Saint Gobain) adjustments	68	567	147	939
Change in FV of Hedging Derivatives	3	1,358	(182)	1,358
Tax impact of adjustments at statutory rate	(206)	3,189	(3,916)	(7,746)
Adjusted net (loss) income	19,715	9,420	36,538	13,892

Basic income (loss) per share	0.40	0.35	0.58	(0.06)
Diluted income (loss) per share	0.40	0.35	0.58	(0.06)
Diluted Adjusted net income (loss) per share	0.41	0.20	0.77	0.30

Diluted Weighted Average Common Shares Outstanding in thousands	47,675	46,118	47,675	46,118
Basic weighted average common shares outstanding in thousands	47,675	46,118	47,675	46,118
Diluted weighted average common shares outstanding in thousands	47,675	46,118	47,675	46,118

	Three months ended		Six months ended
	Jun 30,		Jun 30,
	2021	2020	2021	2020

Net (loss) income	19,275	16,054	27,527	(2,614)
Less: Income (loss) attributable to non-controlling interest	(41)	143	(127)	45
(Loss) Income attributable to parent	19,234	16,197	27,400	(2,569)
Interest expense and deferred cost of financing	2,442	5,446	5,964	11,089
Income tax (benefit) provision	7,587	6,875	11,264	742
Depreciation & amortization	5,218	4,965	10,507	10,206
Foreign currency transactions losses (gains)	(190)	(13,309)	(145)	19,157
Non Recurring expenses (extinguishment of debt, bond issuance costs, provision for bad debt, acquisition related costs and other)	975	910	2,001	1,805
Extinguishment of debt - Call Option Premium	-	-	8,610	-
Extinguishment of debt - Deferred Costs	(169)	-	2,368	-
Joint Venture VA (Saint Gobain) EBITDA adjustments	503	869	1,341	1,868
Change in FV of Hedging Derivatives	3	1,358	(182)	1,358
Adjusted EBITDA	35,603	23,311	69,128	43,656